Exhibit 10.3

July 26, 2024

Hang Feng International Holdings Co., Limited

Qian Fenglei

Director

Address: Unit 2008, 20/F, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong

Dear Sir/Madam,

This engagement letter outlines the terms of our ongoing relationship and supersedes the previous agreement made between STARCHAIN INVESTMENT TRADING LIMITED and Mr. Qian, for the service period from October 2023 to September 2024, with a contract amount of US$480,000. The previous agreement shall be terminated on July 31, 2024.

This letter confirms our understanding that STARCHAIN INVESTMENT TRADING LIMITED (“Starchain”) has been engaged to act as a financial advisor to Hang Feng International Holdings Co., Limited (the “Company”, including its affiliates) on Mr. Qian’s business setup and investor relations (the “Transaction”).

1.	Services

In its capacity as a management consultant, Starchain will perform certain management and strategic advisory services as it may deem necessary and appropriate for the Transaction (the “Services”). The Services include but not limited to:

(a)	Management and advisory services (Monthly Services):

1.	advise the Target’s companies’ setup and maintain all statutory records;

2.	work with professional parties and respond to regulatory inquiries efficiently;

(b)	Project A: Strategic Development and Partnership Solution (Project-based Service):

1.	Group Strategic Planning: Developing strategic roadmap, establishing Key Performance Indicators, SWOT analysis, and setting measurable objectives;

2.	Business Proposal Development: Market research, crafting proposals for business opportunities, project outlines, financial implications, and expected outcomes to secure support or funding;

3.	Funding Initiatives: Identifying and securing funding sources for projects or organizational needs through grants, sponsorships, or investments;

4.	Marketing Strategy Development: Creating integrated marketing strategies to support business growth and enhance brand visibility during transitions.

(c)	Project B: Web3 Business Development Strategy and Execution (Project-based Service):

1.	Web3 Strategic Planning and Development: Developing a comprehensive Web3 development roadmap, establishing Key Performance Indicators (KPIs), conducting SWOT analysis, and setting measurable objectives for successful implementation. Designing and implementing a long-term strategy for the development and integration of Web3 technologies into the Group’s portfolio.

2.	Due Diligence for Acquisition Targets: Conducting in-depth due diligence on potential acquisition targets, including but not limited to apps, websites, domains, to assess their value, feasibility, and alignment with Web3 strategy.

3.	Team Building and Recruitment Strategy: Providing recommendations on team structure and recruitment strategies to effectively build and scale a Web3-focused team.

4.	Branding and Media Strategy: Offering strategic guidance and resource connections for media promotion, brand development, and the positioning of Web3 projects to ensure maximum visibility and market penetration.

5.	Sponsorship and Membership Campaign Management: Developing and executing sponsorship and membership campaigns, ensuring effective management and mutually beneficial relationships with key partners.

(d)	Project C: Hang Feng International Group Level Investor Relation and Event Management (Project-based Service):

1.	Preparation of pitching materials: Preparation of business proposal and roadshow presentation materials for Company’s pitching and strategic planning;

2.	Market Communication and Communication Strategies: Implementing effective communication strategies with investors, including how to promote the company’s new film projects on various platforms, and update investors’ transparency regarding the company’s project progress, market outlook and industry trends;

3.	Investors Feedback Mechanisms: Establishing channels for investor feedback to understand concerns from investors about the company’s content production and financial performance, and make necessary operational and strategic adjustments;

4.	Branding, Event Organization and Management: Organizing, managing and hosting events per client’s need;

Any third-party costs incurred by the service provider in connection with the services outlined above must be pre-approved by the client or in accordance with the client’s specific instructions. These costs will be reimbursed to the service provider for actual expenses incurred. Additionally, for specific projects that require additional time, manpower, or resources beyond the original scope of work, the service provider may charge an additional service fee, subject to prior approval from the client.

Starchain shall be entitled to delegate the performance of any of the Services set forth above to any of its affiliates and their respective officers, employees worldwide, as constituted from time to time (together the “Starchain Group”). Any obligation or undertaking of the Company to Starchain pursuant to this letter shall, where performance of any of the Services set out above is delegated to any other part of the Starchain Group, be given to Starchain for itself and on trust for such subsidiaries and/or associated companies. Similarly, Starchain shall be responsible for the acts or omissions of any part of the Starchain Group working on the engagement at the request of Starchain.

It is expressly understood and agreed that Starchain is not undertaking to provide any advice relating to legal, regulatory, accounting or tax matters. In furtherance thereof, the Company acknowledges and agrees that (a) it and its affiliates have relied and will continue to rely on the advice of its own legal, tax and accounting advisors for all matters relating to law, taxation and accounting of a Transaction, and all other relevant matters and (b) neither it, nor any of its affiliates, has received, or has relied upon, the advice of Starchain or any of its affiliates regarding matters of law, taxation or accounting. It is further understood and agreed that Starchain carries no professional licenses for acting as an investment advisor or broker-dealer under applicable state and federal securities laws in the United States.

2.	Term

(a)	Starchain’s engagement for Services under Section 1 hereof shall begin on August 1, 2024, and shall expire twenty-four (24) months from the date hereof (the “Expiration Date”).

(b)	Subject to the agreement to be agreed between the Company and the Starchain, this letter may be extended for additional twelve (12) months unless and until terminated by the Company by delivery of a notice of termination to Starchain within 5 business days after the Company’s receipt of an extension notice provided by Starchain 30 days prior to the Expiration Date, with specific service scope, consideration and payment terms for services during such extension period to be negotiated separately by the Company and Starchain.

3.	Fees and Payment

The Company agrees to pay Starchain as compensation for the Services under this letter US$1,410,000 in aggregate on a retainer basis, net of any applicable value-added, withholding, business and related taxes paid or payable hereunder, subject to following schedules:

(a)	The Company shall pay US$40,000 per month to Starchain as a monthly retainer starting August 2024 until July 2026, amounting to a total of US$960,000;

(b)	The Company shall pay US$150,000 to Starchain no later than December 31, 2024, for the Project A;

(c)	The Company shall pay US$150,000 to Starchain no later than December 31, 2024, for the Project B;

(d)	The Company shall pay $US150,000 to Starchain no later than September 30, 2025, for the Project C;

Any professional costs or outsourced expenses incurred by the service provider in the performance of their duties under this agreement must be pre-approved by the client. The service provider shall provide a detailed estimate of any anticipated additional costs to the client for negotiation and approval prior to incurring such expenses.

4.	Out-of-Pocket Expenses

The Company shall, upon request, reimburse Starchain for travel and all other reasonable out-of-pocket expenses incurred in connection with the engagement. The Company acknowledges that Starchain may invoice the Company on a monthly basis for such reimbursable out-of-pocket expenses and the Company agrees to promptly remit payment to Starchain upon receipt of such invoice.

5.	Information

The Company will furnish, or cause to be furnished, to Starchain such information as Starchain believes appropriate to its engagement hereunder (all such information, the “Information”), and the Company represents that all such Information will be accurate and complete in all material respects. The Company will notify Starchain promptly of any change that may be material in such Information.

In order to permit compliance with all applicable laws and regulations, the Company will (and will seek to cause any other party to the Transaction to) cooperate with Starchain to provide any information of the Company or such other party necessary to comply with such laws and regulations.

It is understood that Starchain will be entitled to rely on and use the Information and other information that is provided by the Company or any other party to the Transaction to or is publicly available without independent verification, and will not be responsible in any respect for the accuracy, completeness or reasonableness of all such information or to conduct any independent verification or any appraisal or physical inspection of properties or assets.

Starchain will assume that all financial forecasts have been reasonably prepared and reflect the best then currently available estimates and judgments of the Company’s management as to the expected future financial performance of the Company.

6.	Non-disclosure

The Company acknowledges that all advice given by Starchain in connection with its engagement hereunder is for the benefit and use of the Company in considering a Transaction. The Company agrees that no such advice shall be used for any other purpose or be disclosed, reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to Starchain be made by or on behalf of the Company, in each case without Starchain’s prior written consent, which consent shall not be unreasonably withheld.

7.	No Third-Party Beneficiaries

The Company acknowledges and agrees that Starchain has been retained to act as an financial advisor to the Company, and not as an advisor to or agent of any other person, and that the Company’s engagement of Starchain is not intended to confer rights upon any person not a party to this letter (including shareholders, employees or creditors of the Company) as against Starchain or its affiliates, or their respective directors, officers, employees or agents. This provision is without prejudice to the rights of the Indemnified Parties under Schedule I.

8.	Independent Contractor

Starchain shall act as an independent contractor under this letter, and any duties arising out of its engagement shall be owed solely to the Company. It is understood that Starchain’s responsibility to the Company is solely contractual in nature and Starchain does not owe the Company, or any other party, any fiduciary duty as a result of this letter.

9.	Confidentiality

STARCHAIN undertakes to keep confidential any non-public information relating to the Services provided to it by or on behalf of the Company, and not to disclose such information to third parties, other than STARCHAIN’s professional advisers or parties involved in the Services or as required by any applicable law and regulation or any requirement of any exchange or regulatory body or otherwise in accordance with the Company’s instructions.

10.	Indemnification

The Company and Starchain agree to the provisions with respect to the Company’s indemnity of Starchain and other matters set forth in Schedule I, the terms of which are incorporated herein in their entirety.

11.	Amendments and Successors

This letter may not be waived, amended, modified or assigned, in any way, in whole or in part, including by operation of law, without the prior written consent of the Company and Starchain. The provisions of this letter shall inure to the benefit of and be binding upon the successors and assigns of the Company and Starchain.

12.	Entire Agreement

This letter constitutes the entire agreement between Starchain and the Company, and supersedes any prior agreements and understandings, with respect to the subject matter of this letter. The Company acknowledges that the execution of this letter or any act of Starchain under this letter does not constitute a commitment by Starchain or any of its affiliates to provide any type of financing or to purchase any type of securities.

13.	No Brokers

The Company acknowledges and agrees that there are no brokers, agents, representatives or other parties that have an interest in compensation paid or payable to Starchain hereunder unless herein specified.

14.	Termination & Expiration

Upon termination or expiration, this letter shall have no further force or effect, except that the provisions concerning the Company’s obligations to pay Starchain fees and expenses under paragraphs 3 and 4, the non-disclosure obligation under paragraph 6, the limitation on to whom Starchain shall owe any duties under paragraph 7, the status of Starchain as an independent contractor under paragraph 8, the Company’s indemnification obligation to Starchain and certain related persons provided in paragraph 9 and Schedule I, the amendments and successors under paragraph 11, this paragraph 14, the illegality under paragraph 16 and the governing law and jurisdiction under paragraph 17 shall survive any such termination or expiration of this letter.

15.	Notice

All statements, requests, notices and agreements under this letter shall be in writing, and shall be delivered or sent by mail, telex, facsimile transmission or email:

(a)	if to Starchain, to Shen Wei at 24th floor, office 79, Lee Garden One, 33 Hysan Avenue, Causeway Bay, Hong Kong; and

(b)	if to the Company, Attention: Qian Fenglei, Unit 2008, 20/F, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong

Any such statements, requests, notices or agreements shall take effect at the time of receipt thereof.

16.	Illegality

If any provision of this letter shall be held to be illegal, void, invalid or unenforceable under the laws of any jurisdiction, the legality, validity and enforceability of the remainder of this letter in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this letter in any other jurisdiction shall not be affected.

17.	Governing Law and Jurisdiction

This letter is governed by and shall be construed in accordance with the laws of Hong Kong Special Administrative Region.

Any dispute, controversy, difference or claim arising out of or relating to this letter, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre under the Hong Kong International Arbitration Centre Administered Arbitration rules in force when the Notice of Arbitration is submitted. The seat of arbitration shall be Hong Kong. The number of arbitrator shall be one. The arbitration proceedings shall be conducted in English.

18. Additional Terms

The Company agrees to the additional terms as set out in Schedule II which are incorporated for Hong Kong regulatory purposes.

[Signature page to come]

We are pleased to accept this engagement and look forward to working with the Company. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter, which shall thereupon constitute a binding agreement.

Yours faithfully,

STARCHAIN INVESTMENT TRADING LIMITED

By:	/s/ Yeung Sing Yuet, Sherry
Yeung Sing Yuet, Sherry
Director

Agreed as of the date hereof

Hang Feng International Holding Co., Limited

By:	/s/ Qian Fenglei
Qian Fenglei
Director

Schedule I

The Company agrees to indemnify STARCHAIN, each controlling person and each of their respective directors, officers, employees, agents, affiliates and representatives (each of the foregoing, an “Indemnified Party”) and hold each of them harmless against any and all losses, claims, damages, expenses, liabilities, joint or several (collectively, “Liabilities”) to which the Indemnified Parties may become subject arising in any manner out of or in connection with the letter agreement to which this Schedule I is attached (the “Letter Agreement”) or otherwise in connection with any Services rendered by STARCHAIN or its affiliates whether before or after the date of this Letter Agreement, unless it is finally judicially determined that the Liabilities resulted primarily from the gross negligence or willful misconduct of STARCHAIN. The Company further agrees to reimburse each Indemnified Party immediately upon request for all expenses (including attorneys’ fees and expenses) as they are incurred in connection with the investigation of, preparation for, defense of, or providing evidence in, any commenced or threatened action, claim, proceeding or investigation (including, without limitation, usual and customary per diem compensation for any Indemnified Party’s involvement in discovery proceedings or testimony), in connection with or as a result of either STARCHAIN’s engagement or any matter referred to in the Letter Agreement whether or not STARCHAIN is a party to such proceeding. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of STARCHAIN pursuant to, or the performance by STARCHAIN of the services contemplated by, the Letter Agreement, unless it is finally judicially determined that such liability resulted primarily from the gross negligence or willful misconduct of STARCHAIN. The Company and STARCHAIN will promptly notify the other party in writing of the assertion against it or any other person of any claim or the commencement of any action, proceeding or investigation relating to or arising out of any matter referred to in the Letter Agreement, including an Indemnified Party’s services thereunder; provided that STARCHAIN’s failure to notify will not affect the Indemnified Parties’ right to indemnification except to the extent the Company is materially prejudiced thereby.

The Company agrees that, without an Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any commenced or threatened claim, action, proceeding or investigation in respect of which indemnification could be sought under the indemnification provisions of the Letter Agreement (whether or not STARCHAIN or any other Indemnified Party is an actual or potential party to such claim, action, proceeding or investigation).

The Company and STARCHAIN agree that if any indemnification or reimbursement sought pursuant to the preceding paragraph is for any reason unavailable or insufficient to hold it harmless (except by reason of the gross negligence or willful misconduct of STARCHAIN) then, whether or not STARCHAIN is the person entitled to indemnification or reimbursement, the Company and STARCHAIN shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect (a) the relative benefits to the Company on the one hand, and STARCHAIN on the other hand, in connection with the transaction to which such indemnification or reimbursement relates, (b) the relative fault of the parties, and (c) other equitable considerations; provided, however, that in no event shall the amount to be contributed by STARCHAIN exceed the fees actually received by STARCHAIN under the Letter Agreement. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and any Indemnified Party of the contemplated transaction (whether or not such transaction is consummated) shall be deemed to be in the same proportion that the aggregate cash consideration and value of securities or any other property payable, exchangeable or transferable (or contemplated to be payable, exchangeable or transferable) in such transaction bears to the fees paid or payable to STARCHAIN under the Letter Agreement.

Schedule II – Additional Terms for Regulatory Purposes

Part (A) – Personal Information Collection Statement

1.	The Personal Information Collection Statement (“PICS”) is made in accordance with the guidelines issued by the Office of the Privacy Commissioner for Personal Data of Hong Kong. The PICS sets out the policies and practices of STARCHAIN with regard to your Personal Data (as defined in the Personal Data (Privacy) Ordinance of Hong Kong (“PDPO”). Unless otherwise defined in the Agreement and/or this Schedule, other capitalized terms used in this Schedule bear the same meaning as such terms are defined in the PDPO.

2.	You may be requested to supply your Personal Data (including Personal Data of individuals associated with you, including but not limited to your directors, shareholders, employees, officers, and signatories who are authorized to represent you (“Associated Individuals”)) from time to time to STARCHAIN for the primary purpose of conducting customer on-boarding and related know-your-client checks to satisfy the requirements under the Anti-Money Laundering Ordinance of Hong Kong (and any applicable legal and regulatory requirements), and for any other purposes that are related, ancillary or incidental to the carrying out the services as contemplated in the Agreement.

3.	A request for the Personal Data shall oblige you to provide (or procure the Associated Individuals the provision of) such Personal Data to STARCHAIN, and any failure to do so may result in STARCHAIN being unable to provide any services to you (including any agreement that STARCHAIN may have been entered into with you), or unable to effect transactions under any account opened by you. In such an event, STARCHAIN may have to terminate our customer relationship with you and/or terminate any agreement that STARCHAIN has entered into with you (in accordance with the applicable termination provision).

4.	STARCHAIN may provide such Personal Data collected to the following classes of persons:

(a)	STARCHAIN or any of its affiliates;

(b)	if a securities trading account has been opened with STARCHAIN, any nominees in whose name your securities or other assets may be registered;

(c)	any contractors, agents, service providers, banks, fund houses, insurance companies or executing broking agents, clearing houses and clearing agents, which provide administrative, data processing, financial, computer, information technology professionals, telecommunication, trading, brokerage execution, payment, clearing, settlement, professional or other services to STARCHAIN or its affiliates on a need-to-know basis;

(d)	credit reference agencies, and, in the event of default, debt collection agencies;

(e)	any actual or potential assignee, transferee, participant, sub-participant, delegate, or successor of the rights or business of STARCHAIN;

(f)	any stock exchanges, governmental, regulatory or other bodies or institutions, trade repositories, whether as required by law, regulations, rules, codes, guidelines, administrative notices applicable to STARCHAIN and its affiliates; and

(g)	any regulatory and law enforcement bodies (including but not limited to Hong Kong Police and Independent Commission Against Corruption).

5.	In addition to the purposes as set out in paragraph 2 above, the Personal Data provided to STARCHAIN may be used for the following purposes from time to time:

(a)	opening and operating any account(s) that you may wish to open with STARCHAIN and/or its affiliates, and giving effect to your orders relating to transactions in connection with such account(s), and carrying out any other related instructions of yours;

(b)	providing services in connection with any other future;

(c)	conducting credit enquiries or checks on you and ascertaining your financial situation and investment objectives, and enabling or assisting any other person to do so;

(d)	determining the amount of indebtedness owed to or by you, or collecting, enforcement of security, charge or other rights and interests in favour of STARCHAIN or its affiliates;

Schedule

(e)	observing any legal, regulatory or other requirements to which STARCHAIN and its affiliates or any other persons may be subject, including but not limited to on-boarding you onto any other affiliate(s) of STARCHAIN where appropriate;

(f)	conduct matching procedures (as defined in the PDPO as permitted by law); and

6.	all other incidental and associated purposes relating thereto. You may request a copy of your Personal Data maintained by STARCHAIN. You may request the correction of any Personal Data which is inaccurate. Any such request must be addressed to the Personal Data Officer c/o Legal and Compliance Department of STARCHAIN at Unit 8107-08, Level 81, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong. STARCHAIN may charge a reasonable fee for handling any such request. You may ascertain STARCHAIN’s policies and practices in relation to the Personal Data and request to be informed of the type of personal data held by STARCHAIN.

7.	You hereby warrant and represent that you have made it clear to each Associated Individual that their Personal Data would be provided to and used by STARCHAIN in the way as set out in this Schedule, and that each Associated Individual has given you his/her consent. From time to time, STARCHAIN may directly market (including by telephone) its services to you through an Associated Individual, solely in his or her capacity as your officer. You represent and warrant that you have ensured that Associated Individuals are aware that their Personal Data may be used (only insofar as needed for STARCHAIN to contact you through them), and that it has obtained consent from each Associated Individual so as to permit, such direct marketing from STARCHAIN to such Associated Individual solely on your behalf. You shall also ensure that Associated Individuals are aware that if they do not wish to receive such direct marketing, they should notify yourself or STARCHAIN directly.

8.	Nothing in this Schedule shall limit your rights under the PDPO.

In the Agreement (including the Schedules), “affiliate” in relation to a specific party means any legal entity (including any partnership) at any time directly or indirectly controlling, controlled by or under common control with such specific party, and any of such entities’ directors, officers and employees.

Part (B) – Consent to disclosure to regulators

You understand that STARCHAIN and its affiliates are regulated institutional in Hong Kong or other applicable jurisdictions. Therefore, there could be circumstances where STARCHAIN and/or its affiliates are requested, instructed or compelled by relevant laws, competent court, governmental, supervisory, regulatory body, authority or stock exchange, or any other law and regulatory enforcement bodies to disclose information with respect to the Transaction, this Agreement and/or the services provided therein (“Disclosure Request”). Notwithstanding any confidentiality or non-disclosure agreement that STARCHAIN and/or its affiliates may have agreed into with you, you hereby expressly consent that STARCHAIN and/or its affiliates may disclosure any information for purpose of complying with any Disclosure Request, and also for purpose of seeking the appropriate advice with respect to such Disclosure Request without the need to further seeking consent from you.

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